Exhibit 99.2

CONSENT OF VINING SPARKS IBG, L.P.

In connection with the proposed merger of FBC Bancshares, Inc., Conroe, Texas and First Financial Bankshares, Inc., Abilene, Texas, the undersigned, acting as an independent financial analyst to the common shareholders of FBC Bancshares, Inc., hereby consents to the reference to our firm in the proxy statement and to the inclusion of our fairness opinion as an exhibit to the proxy statement.

May 12, 2015

/s/ Vining Sparks IBG, L.P.

AUSTIN, TEXAS